Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated February 11, 2000, with respect to the balance sheet of The South Bay Bank as of December 31, 1999, and the related statements of earnings, changes in stockholders’ equity and comprehensive income and cash flows for the year then ended, which report appears in the Form 8-K/A of National Mercantile Bancorp.

/s/ KPMG, LLP

Los Angeles, California

April 8, 2002

48